Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

To the Partners of
Penn Virginia GP Holdings, L.P.:

We consent to the incorporation by reference of our report dated February 27, 2009, except for paragraph 41 of Note 4 to the consolidated financial statements, which is as of August 11, 2009, with respect to the consolidated balance sheets of Penn Virginia GP Holdings, L.P. (the Partnership) as of December 31, 2008 and 2007, and the related consolidated statements of income, partners’ capital and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2008, which report appears in the August 11, 2009 Current Report on Form 8-K of the Partnership.  We also consent to the incorporation by reference of our report dated February 27, 2009, with respect to the effectiveness of internal control over financial reporting as of December 31, 2008, which report appears in the December 31, 2008 Annual Report on Form 10-K of the Partnership, and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Houston, Texas
February 3, 2010